EXHIBIT 8.1

March 11, 2008

Zions Bancorporation,

One South Main Street,

Salt Lake City, Utah 84111.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Zions Bancorporation (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Act”) as amended, of the prospectus supplement, dated March 6, 2008 (the “Prospectus Supplement”), relating to the issuance from time to time of senior unsecured debt securities due three years or less from the date of issuance, of which no more than $500,000,000 may be outstanding at any given time. The Prospectus Supplement supplements the prospectus, dated March 31, 2006, contained in the Company’s Registration Statement on Form S-3 (File No. 333-132868) and has been filed with the SEC under Rule 424(b)(2).

We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated the date hereof, relating to the establishment of the Company’s medium-term notes program described in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, SULLIVAN & CROMWELL LLP